Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
August 10, 2023	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
Evelo Biosciences, Inc.	Hong Kong	Silicon Valley
620 Memorial Drive	Houston	Singapore
Suite 200 West	London	Tel Aviv
Cambridge, MA 02139	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Registration Statement on Form S-3; 13,189,836 shares of Common Stock, par value $0.001 per share

To the addressees set forth above:

We have acted as special counsel to Evelo Bioscienes, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling securityholders named in the Registration Statement (as defined below) of 13,189,836 shares of common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2023 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

August 10, 2023

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP